Exhibit H

[LETTERHEAD OF MINISTRY OF ECONOMY AND FINANCE]

February 19, 2015

CONSENT

I, Dulcidio De La Guardia, Minister of Economy and Finance of the Republic of Panama, hereby consent to the reference to my name, in my official capacity, as the Minister of Economy and Finance under the caption “Official Statements” in the Prospectus included in this Registration Statement of the Republic of Panama filed with the United States Securities and Exchange Commission.

REPUBLIC OF PANAMA

By:	/s/ DULCIDIO DE LA GUARDIA
Name:	Dulcidio De La Guardia
Title:	Minister of Economy and Finance of the Republic of Panama